Exhibit 3.1
SECOND AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS
OF
NEWFIELD EXPLORATION COMPANY
This Second Amendment to the Amended and Restated Bylaws (the “Bylaws”) of Newfield Exploration Company, a Delaware corporation, hereby amends the Bylaws in the following respects, in accordance with Article X of the Bylaws:
1.    Section 2.13(e)(ii) of Article II of the Bylaws is hereby amended and restated in its entirety as follows:
(ii)    To qualify as an “Eligible Stockholder,” a stockholder or beneficial owner must (A)(1) have been a record holder of the shares of stock of the Corporation used to satisfy the eligibility requirements in this Section 2.13(e) continuously for the three year period specified in Section 2.13(e)(ii)(B)(l) below or (2) provide to the Secretary of the Corporation, within the time period referred to in this Section 2.13(e), evidence of continuous ownership by that person of such shares for such three year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule), and (B) (1) Own and have Owned, continuously for at least three years as of the date of the Stockholder Notice, a number of shares that represents at least 3% of the outstanding shares of the Voting Stock as of the date of the Stockholder Notice (the “Required Shares”), and (2) thereafter continue to own the Required Shares through the date of the next annual meeting of stockholders. For purposes of this Section 2.13(e), “Voting Stock” shall mean the capital stock of the Corporation generally entitled to vote in the election of directors. For purposes of satisfying the ownership requirements of this Section 2.13(e)(ii) a group of no more than 20 stockholders and/or beneficial owners may aggregate the shares of Voting Stock that each stockholder and/or beneficial owner has Owned continuously for at least three years as of the date of the Stockholder Notice. No stockholder or beneficial owner, alone or together with any of its affiliates, may be a member of more than one group of stockholders constituting an Eligible Stockholder under this Section 2.13(e), and if any person appears as a member of more than one group, it shall be deemed to be a member of only the group that has the largest ownership position as reflected in the Stockholder Notice. A group of two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder or beneficial owner for purposes of this Section 2.13(e)(ii). Any group of funds whose shares are so aggregated shall, within five business days after the date of the Stockholder Notice, submit to the Secretary of the Corporation at the Corporation’s principal executive office documentation that demonstrates that the funds satisfy the foregoing sentence, as determined by the Board, and such documentation shall be deemed part of the Stockholder Notice for purposes of this Section 2.13(e)(ii). Whenever an Eligible Stockholder consists of a group of stockholders and/or beneficial owners, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.13(e) must be satisfied by each such stockholder or beneficial owner, except that shares may be aggregated as specified in this Section 2.13(e)(ii) and except as otherwise provided in this Section 2.13(e). Should any stockholder or beneficial owner cease to satisfy the eligibility requirements in this Section 2.13(e), as determined by the Board, or withdraw from a group of Eligible Stockholders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

For the avoidance of doubt, in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, all references to “Eligible Stockholder” contained in this Section 2.13(e) include each member of such group.
2.     Except as specifically amended above, the Bylaws shall remain the same and in full force and effect.

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